Exhibit 99.1

MARGO CARIBE, INC.

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	Luis R. Carrasquillo	Ext. 1038

	Telephone:	(787) 883-2570 x. 1038

MARGO ANNOUNCES RECEIPT OF NOTICE OF INTENTION TO DELIST
COMMON STOCK LISTED ON NASDAQ

Vega Alta, Puerto Rico, April 20, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that on April 18, 2006 it received a notification from The Nasdaq Stock Market Listing Qualifications Department stating that the Company was not in compliance with the reporting requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) and that as a result the Company’s common stock, par value $.001 per share (the “Common Stock”) is subject to delisting from The Nasdaq Stock Market (the “Nasdaq”) as of April 25, 2006, unless the Company requests a hearing in accordance with the Nasdaq’s Marketplace Rule 4800 Series. As previously disclosed, the Company failed to timely file its annual report on Form 10-KSB for the fiscal year ended December 31, 2005 (the “2005 Form 10-KSB”).

The Company has requested a hearing before a Nasdaq Listing Qualification Panel pursuant to the procedures set forth in Nasdaq Marketplace Rule 4800 Series. The Common Stock will remain listed pending the hearing and the determination of the Nasdaq Listing Qualifications Panel. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing.

The Company expects to file the 2005 Form 10-KSB and to become current in its filings with the Securities and Exchange Commission promptly after the completion of the previously announced independent investigation being conducted on behalf of the Audit Committee of the Board of Directors. As previously announced, the Audit Committee determined that it was prudent to conclude the independent investigation prior to the filing of the Company’s 2005 Form 10-KSB.

About Margo Caribe

Margo Caribe, Inc., is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.